Paulson Capital Corp. Expands Board With Appointment of Charles Paulson as New Director

PORTLAND, OR -- 12/12/2007 -- Paulson Capital Corp. (NASDAQ: PLCC), parent company to Paulson Investment Company, Inc., today announced the election of Charles L.F. Paulson as the newest member of the Board of Directors.

Paulson originally joined the firm in 1972 and has served in various positions since that time. Currently, he is Senior Vice President of Proprietary Trading, and is tasked with overseeing the trading of the firm's own investment accounts and advising senior management on market dynamics and trends that may affect or impact the value of its holdings. He previously served as the Company's Head Trader for more than 20 years and has served as a member of Paulson Investment Company, Inc.'s Board of Directors since 1994. Paulson is the eldest son to the Company's founder and Chairman, Chester "Chet" Paulson.

Commenting on the appointment, Chet Paulson noted, "Charlie has played a very important role in our firm's success over the past three-plus decades and will surely prove to be a valuable addition to our Board of Directors."

About Paulson Capital Corporation

Paulson Capital Corporation is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 160 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
or
Daniel Conway
Chief Strategist
Elite Financial Communications Group
407-585-1080
plcc@efcg.net